UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report: May 29, 2008

Frontier Financial Corporation
(Exact name of registrant as specified in its charter)

Washington (State of incorporation or organization)	000-15540 (Commission File Number)	91-1223535 (I.R.S. Employer Identification No.)
332 S.W. Everett Mall Way P.O. Box 2215 Everett, Washington (Address of principal executive offices)	98204 (Zip Code)
Registrant’s telephone number, including area code: (425) 514-0700

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [   ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
 [   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 [   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                      Termination of a Material Definitive Agreement.

On September 27, 2007, Frontier Financial Corporation (“Frontier”) and Washington Banking Company (“WBC”), the parent company of Whidbey Island Bank, announced that they had entered into an Agreement and Plan of Merger dated September 26, 2007 (the “merger agreement”), pursuant to which WBC would merge with and into Frontier, with Frontier being the surviving corporation. The boards of directors of both Frontier and WBC approved the merger agreement on September 26, 2007 and the shareholders of WBC approved the principal terms of the merger agreement at a special meeting of shareholders held on March 27, 2008.

Pursuant to the terms of the merger agreement, either party was entitled to terminate the merger agreement if the proposed merger was not consummated by June 30, 2008.

Frontier received a notice from WBC on May 29, 2008 purporting to terminate the merger agreement, because in its opinion required regulatory approvals by federal banking authorities, which is a condition precedent to the merger, cannot be obtained by June 30, 2008, and WBC is unwilling to extend the merger agreement.

Pursuant to the terms of the merger agreement, the parties remain bound by the terms of a confidentiality agreement. Frontier’s costs and expenses in connection with the transaction are expected to be approximately $1.3 million pre-tax, of which approximately $517 thousand pre-tax will be expensed in the second quarter ended June 30, 2008. In addition, Frontier and WBC have each asserted that they are entitled to a $5.0 million termination fee from the other party in connection with the termination of the merger agreement.

A copy of the related press release dated June 3, 2008, is attached as Exhibit 99.1 and incorporated by reference in this report.

Item 7.01                      Regulation FD Disclosure.

On June 3, 2008, Frontier issued a press release announcing the termination of their merger agreement. The press release is attached as Exhibit 99.1 and incorporated by reference in this report.

Item 9.01                      Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits

Exhibit 99.1	Press Release dated June 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRONTIER FINANCIAL CORPORATION
(Registrant)
June 3, 2008	/s/ John J. Dickson
(Date)	John J. Dickson Chief Executive Officer

Exhibit Index

99.1	Press Release dated June 3, 2008.